Exhibit 99.11

CONSENT OF HOULIHAN LOKEY CAPITAL, INC.

October 29, 2021

CM Life Sciences III, Inc.

667 Madison Avenue

New York, NY 10065

Attn: Board of Directors

RE:	Proxy Statement / Prospectus of CM Life Sciences III, Inc. (“CMLS III”) which forms part of Amendment No. 2 to the Registration Statement on Form S-4 of CMLS III (the “Registration Statement”).

Dear Members of the Board of Directors:

Reference is made to our opinion letter (“opinion”), dated August 5, 2021, to the Board of Directors (the “Board”) of CMLS III. We understand that CMLS III has determined to include our opinion in the Proxy Statement / Prospectus of CMLS III (the “Proxy Statement/Prospectus”) included in the above referenced Amendment No. 2 to the Registration Statement.

Our opinion was provided for the Board (in its capacity as such) in connection with its consideration of the transaction contemplated therein and may not be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except, in each instance, in accordance with our prior written consent. In that regard, we hereby consent to the reference to our opinion in the Proxy Statement/Prospectus included in Amendment No. ___ to the Registration Statement filed with the Securities and Exchange Commission as of the date hereof under the captions “SUMMARY OF THE PROXY STATEMENT/PROSPECTUS—Reasons for the Approval of the Business Combination,” “PROPOSAL NO.1 – THE BUSINESS COMBINATION PROPOSAL—Background of the Business Combination,” “PROPOSAL NO.1 – THE BUSINESS COMBINATION PROPOSAL—CMLS III Board of Directors’ Reasons for the Approval of the Business Combination,” and “PROPOSAL NO.1 – THE BUSINESS COMBINATION PROPOSAL— Opinion of Financial Advisor to CMLS III” and to the inclusion of our opinion as Annex B to the Proxy Statement / Prospectus. Notwithstanding the foregoing, it is understood that this consent is being delivered solely in connection with the filing of the above-mentioned Amendment No. 2 to the Registration Statement as of the date hereof and that our opinion is not to be filed with, included in or referred to in whole or in part in any registration statement (including any other amendments to the above-mentioned Registration Statement), proxy statement or any other document, except, in each instance, in accordance with our prior written consent.

In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY CAPITAL, INC.